AGREEMENT

This Agreement (“Agreement”) is made by and between Leslee Herro (“Employee”) and Abercrombie & Fitch Trading Co., a corporation with its principal place of business in New Albany, Ohio, which, together with its subsidiaries and affiliates, are collectively referred to herein as the “Company.”

WHEREAS, Employee has indicated her desire to “retire” from her position with the Company; and

WHEREAS, the parties wish to define the terms and conditions of Employee’s separation from employment with the Company;

NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:

1.
Separation Date. The Company and Employee agree that Employee shall continue to be employed as an employee-consultant to the Company until the earlier of: (a) September 30, 2014; or (b) the date on which Employee commences new employment; or (c) the date of Employee’s death (the “Separation Date”). Until the Separation Date, Employee shall be available to respond to or assist with any issues that arise relating to the transition of Employee’s duties within the Company. On the Separation Date, Employee’s employment with the Company and all further compensation, remuneration, bonuses, and eligibility of Employee under Company benefit plans shall terminate, and Employee shall not be entitled to receive any further payments or benefits of any kind from the Company, except as otherwise provided in this Agreement or by applicable law.

The Separation Date will not be triggered by new employment if, in the Company’s complete, sole and ultimate discretion, the Company determines that the new employment is not comparable to Employee’s position with the Company.

2.
Resignation from Board of Directors and Other Positions. As of May 31, 2014, Employee hereby resigns from any position Employee may hold as a director, trustee, officer, managing member and/or member, and from any and all other positions of any kind or type whatsoever, with the Company and all of its subsidiaries and affiliates. Employee agrees to sign any and all separate letters of resignation and all other documents as requested by the Company to effectuate Employee’s resignation from all other positions Employee holds within any subsidiary or affiliate of the Company. After the signing of this Agreement, should the Company determine that any additional documents are necessary for the resignation of the Employee or to effectuate any transfer of authority, Employee agrees to execute said documents and return the original signed documents promptly to Jim Bierbower, Executive Vice President, at 6301 Fitch Path, New Albany, Ohio 43054.

3.
Effective Date: For purposes of this Agreement, the Effective Date of this Agreement shall be the eighth (8th) day after Employee signs this Agreement (“Effective Date”), unless Employee has revoked the Agreement prior to that time in the manner discussed in the Age Discrimination Claims and Older Worker's Benefit Protection Act Terms paragraph below.

4.	Consideration: The Company will provide to Employee the following (all hereinafter referred to collectively as the “Consideration”).

a.
Base Salary. During the period beginning on June 1, 2014 and through and including the earlier of (i) September 30, 2014, or (ii) the Separation Date, Employee shall receive a bi-weekly salary based on a reduced base salary of $500,000.00 annually, less applicable taxes and withholdings. For the avoidance of doubt, Employee is not entitled to $500,000.00 during the described period, but instead to the pro rata amount of the $500,000.00 base salary that would be paid out bi-weekly during said period. Payment of the base salary shall be made in bi-weekly installments consistent with the Company’s payroll practices.

b.
Severance. In the event that the Separation Date occurs prior to September 30, 2014, the Company shall pay Employee an additional amount in severance equal to the base salary described in Paragraph 4(a), less applicable taxes and withholdings, Employee would have received between the Separation date and September 30, 2014 (“Severance”). Payment of this Severance shall be made in bi-weekly installments consistent with the Company’s payroll practices. This Paragraph will not apply and Employee will not be entitled to the Severance if Employee accepts employment that violates the Non-Competition provision of this Agreement.

c.
Medical and Dental Coverage. Until the Separation Date, Employee shall continue to be eligible for Employee’s current level of benefits under the medical and dental insurance plans. Employee’s coverage under the Company medical and dental insurance plans shall terminate upon the Separation Date. Employee will be responsible for electing COBRA or other health care and/or dental care coverage after the Separation Date.

d.
Vacation. Employee shall be required to use all of Employee’s vacation entitlement during the period between June 1, 2014 and the Separation Date. Employee also acknowledges and agrees that Employee shall not accrue vacation during the period between June 1, 2014 and the Separation Date and shall not be entitled to payment for any vacation upon Employee’s Separation Date.

e.	Incentive Compensation Bonus. Employee is not entitled to payment of the Incentive Compensation Bonus for the current period or any other period.

f.
Special Bonus. Employee is eligible for a target payment of $350,000.00 based on Company performance in fiscal year 2014 and on the same basis as would apply to similarly-situated active associates in the Company’s Incentive Compensation Plan. The actual bonus paid to Employee could range from $0.00 to $700,000.00. For the avoidance of doubt, the Special Bonus is not guaranteed. The bonus, if any, will be paid in or around March 2015 after the Company’s fiscal year 2014 results are certified by the Audit Committee.

g.
Employment Related Expenses. Subject to the Company's Travel and Expense Policy, any unreimbursed employment related expenses incurred by Employee prior to June 1, 2014 shall be submitted by Employee for payment on or before July 1, 2014. Prior to incurring any Employment Related Expenses on or after June 1, 2014, Employee must obtain the authorization of Jim Bierbower, Executive Vice President, Human

Resources. Employee will not be reimbursed for expenses incurred on or after June 1, 2014 that were not authorized in advance by Jim Bierbower.

h.
Equity Compensation. Except as otherwise provided in the Remedies provision of this Agreement, Employee’s outstanding stock options, restricted stock units, stock-settled stock appreciation rights and performance share awards shall continue to be governed by the terms and conditions of the stock plans pursuant to which they were granted and any agreements evidencing Employee’s grants of stock option, restricted stock units and stock-settled stock appreciation rights. Any unvested stock options, restricted stock units and stock-settled stock appreciation rights that do not vest prior to the Separation Date shall be forfeited by Employee. To the extent Employee remains in full compliance with the terms of this Agreement, Employee will be eligible for a one-time grant of 10,000 restricted stock units that will vest in full on December 31, 2015.

i.
Qualified Savings and Retirement Plan. Employee shall be entitled to determine the desired treatment of the balance contained in Employee’s tax-qualified Savings and Retirement Plan (“Plan”) account according to the terms and conditions set forth in the Plan. Employee shall not contribute to the Plan for any period after May 31, 2014. Employee shall not be entitled to a matching contribution under the Plan in respect of calendar year 2014.

j.
Non-Qualified Savings Plan. Employee shall be entitled to payment of the balance in Employee’s Non-Qualified Savings Plan according to the instructions previously provided for such payment. Employee shall not contribute or receive contributions to the Non-Qualified Savings Plan for any period after May 31, 2014.

Notwithstanding the foregoing, no payment of any post 2004 contributions shall be made prior to the six month anniversary of the Separation Date.

k.
Life Insurance. Employee shall have the right to convert Employee’s existing life insurance coverage to an individual policy according to the terms set forth by the insurer. Employee shall pay the full cost of any such policy. Employee must apply for such conversion within 31 days of the Separation Date.

l.
Indemnification/D&O Insurance. If applicable, Employee shall continue to be entitled to indemnification (and advancement of expenses) as an officer of the Company through the Separation Date, and to continued coverage under any applicable directors’ and officers’ liability insurance policies through the Separation Date and until such time as suits can no longer be brought against Employee as a matter of law.

m.
Reference. Employee shall direct all inquiries related to employment to Jim Bierbower, Executive Vice President of Human Resources. The Company shall not be responsible for any violations of this provision if Employee directs employment inquiries generally to the Company or to a specific individual other than Jim Bierbower.

n.	Unemployment Benefits. The Company will not contest any claim made by Employee for unemployment compensation benefits.

5.	Employee Covenants

a.
Notification of Subsequent Employment. In the event Employee obtains new employment after the Effective Date of this Agreement and during the Non-Competition Period as set forth below, Employee shall notify the Company in writing within five (5) business days of acceptance of the new employment. Said notification must include the name of Employee’s new employer, the salary Employee will be paid by the new employer, including Employee’s base salary and any bonuses Employee will receive during the period between the Separation Date and September 30, 2014, and the date on which Employee’s employment with the new employer will commence. Notification shall be sent to Jim Bierbower, Executive Vice President, at 6301 Fitch Path, New Albany, Ohio 43054.

b.
Non-Disclosure and Non-Use. Employee shall not, without the written authorization of the Chief Executive Officer (“CEO”) of the Company, use (except for the benefit of the Company) any Confidential and Trade Secret Information relating to the Company. Employee shall hold in strictest confidence and shall not, without the written authorization of the CEO of the Company, disclose to anyone, other than directors, officers, employees and counsel of the Company in furtherance of the business of the Company, any Confidential and Trade Secret Information relating to the Company. For purposes of this Agreement, Confidential and Trade Secret information includes: the general or specific nature of any concept in development, the business plan or development schedule of any concept, vendor, merchant or customer lists or other processes, know-how, designs, formulas, methods, software, improvements, technology, new products, marketing and selling plans, business plans, development schedules, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and information regarding the skills, compensation or duties of employees, independent contractors or consultants of the Company and any other information about the Company that is proprietary or confidential. Notwithstanding the foregoing, nothing herein shall prevent Employee from disclosing Confidential and Trade Secret Information to the extent required by law or by any court or regulatory authority having actual or apparent authority to require such disclosure or in connection with any litigation or arbitration involving this Agreement.

The restrictions set forth in this Paragraph shall not apply to information that is or becomes generally available to the public or known within the Company’s trade or industry (other than as a result of its wrongful disclosure by Employee), or information received on a non-confidential basis from sources other than the Company who are not in violation of a confidentiality agreement with the Company. This confidentiality covenant has no temporal, geographical or territorial restriction.

Employee further represents and agrees that up to and after the Separation Date Employee is obligated to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding trading shares and/or exercising options related to the Company's stock. Employee acknowledges that the Company has not provided opinions or legal advice regarding Employee’s obligations in this respect and that it is Employee's responsibility to seek independent legal advice with respect to any stock or option transaction.

c.
Non-Disparagement and Cooperation. Neither Employee nor any officer, director or other authorized spokesperson of the Company shall intentionally state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in the market and community at large. Employee shall fully cooperate with the Company in defense of legal claims asserted against the Company and other matters requiring the testimony or input and knowledge of Employee. If at any time Employee should be required to cooperate with the Company pursuant to this Paragraph, the Company agrees to promptly reimburse Employee for reasonable costs and expenses incurred as a result thereof. Employee agrees that Employee will not speak or communicate with any party or representative of any party, who is known to Employee to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless Employee receives the written consent of the Company to do so, or is otherwise compelled by law to do so, and then only after advance notice to the Company. Nothing herein shall prevent Employee from pursuing any claim in connection with enforcing or defending Employee’s rights or obligations under this Agreement.

d.
Non-Competition. For the period following the Effective Date and through December 31, 2015 (the “Non-Competition Period”), Employee shall not, directly or indirectly, without the prior written consent of the CEO, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any entity listed on Appendix A attached to this Agreement, or any of their current or future divisions, subsidiaries or affiliates (whether majority or minority owned), even if said division, subsidiary or affiliate becomes unrelated to the entity on Appendix A at some future date, or any other entity engaged in a business that is competitive with the Company (“Competing Entity”); provided, however, that the "beneficial ownership" by Employee, either individually or by a "group" in which Employee is a member (as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of less than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of this Paragraph.

e.
Non-Solicitation. For the period following the Effective Date and through December 31, 2016 (“Non-Solicitation Period”), Employee shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person who at any time was a customer or supplier of the Company or otherwise had a business relationship with the Company. During the Non-Solicitation Period, Employee shall not hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six (6) month period prior thereto, as an employee, contractor or consultant of the Company. The provisions contained in this Paragraph shall supersede any previous non-solicitation agreements between the Parties.

f.	Confidentiality. Employee agrees not to at any time talk about, write about, or otherwise publicize or disclose to any third party the terms of this Agreement or any fact concerning its negotiation, execution or implementation, except with (1) an attorney, accountant, or other advisor engaged by Employee; (2) the Internal Revenue Service or other governmental agency upon proper request; and (3) Employee’s immediate family, providing that all such persons agree in advance to keep said information confidential and not to disclose it to others.

g.
Remedies. Employee agrees that any breach of the terms of the Employee Covenants provision of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Employee agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and threatened breach and/or continued breach by Employee and/or any and all persons and/or entities acting for and/or with Employee, and without having to prove damages and to all costs and expenses incurred by the Company in seeking to enforce its rights under this Agreement. These remedies are in addition to any other remedies to which the Company may be entitled at law or in equity. Employee agrees that the covenants of Employee contained herein are reasonable and the Company would not have entered into this Agreement but for the inclusion of such covenants. Without limitation on the foregoing, and in addition to any other remedies to which the Company may be entitled at law or in equity, in the event Employee is found to have violated the covenants set forth in this Agreement by a court of competent jurisdiction, Employee shall repay promptly the payments and consideration provided Employee in this Agreement. All unvested RSUs will be canceled and forfeited and Employee shall immediately pay to Company a cash payment equal to the fair market value of the Shares delivered to Employee upon settlement of the RSUs, based on the fair market value of a Share on the date the RSU was settled. The existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Agreement; provided, however that this Paragraph shall not, in and of itself, preclude Employee from defending against the enforceability of the covenants and agreements of this Agreement.

6.
Release of All Claims. Employee does hereby for Employee and for each of Employee’s past, present and future heirs, administrators, executors, representatives, agents, attorneys, assigns and all others claiming by or through Employee or them, forever release and discharge the Company, and its past, present and future shareholders, representatives, agents, servants, parents, subsidiaries, affiliates, divisions, officers, directors, employees, insurers, successors, predecessors, administrators, attorneys, assigns and all others claiming by or through them (hereinafter “the Released Parties”) from any and all charges, claims, demands, judgments, actions, causes of action, damages, debts, agreements, remedies, promises, suits, losses, obligations, expenses, costs, attorneys' fees, liabilities and claims for relief of every kind and nature that can be lawfully discharged, whether matured or unmatured, known or unknown, direct or indirect, foreseen or unforeseen, vested or contingent, in law, equity or otherwise, under any federal or state statute or common law, which Employee has ever had, now has, or may have in the future, against any of the Released Parties for or on account of any matter, cause or thing whatsoever that was or could have been asserted or that occurred prior to the date of Employee signing this Agreement.

This release shall include without limitation all claims arising out of or relating to Employee’s employment with the Company and/or the termination thereof; and any and all claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Equal Employment Opportunity Act of 1972, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq., the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Ohio Civil Rights Act, Ohio Revised Code Sections 4111.01, et seq., 4112.01, et seq. and 4113.01, et seq., any claim for unpaid wages, as well as and any other federal, state and local civil rights laws or laws relating to employment. This Agreement constitutes, among other things, a full and complete release of any and all claims released by either party, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. The parties expressly and knowingly waive their respective rights to assert any claims against the other which are released hereunder, and covenant not to sue the other party or Released Parties based upon any claims released hereunder. The parties further represent and warrant that no charges, claims or suits of any kind have been filed by either against the other as of the date of this Agreement.

Acknowledgment of Compensation. Employee acknowledges and agrees that, while employed by the Company: (1) Employee has properly reported all hours and time Employee has worked; (2) Employee has been paid all wages, including (if applicable) overtime pay, for all hours Employee has worked; and (3) Employee has received all benefits that Employee should have received from the Company.

Cooperation With the EEOC. Nothing in this Agreement shall interfere with Employee’s right to testify, assist, or participate in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission under the ADEA, Title VII, the ADA, or the EPA, or by another governmental agency enforcing discrimination laws. Similarly, nothing in this Agreement shall interfere with Employee’s right to file a charge with the Equal Employment Opportunity Commission under the ADEA, Title VII, the ADA, or the EPA, or with another governmental agency enforcing discrimination laws. Nothing in this Agreement shall prohibit Employee from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

7.
Age Discrimination Claims and Older Worker's Benefit Protection Act Terms. Employee specifically acknowledges that the release of Employee’s claims under this Agreement includes, without limitation, waiver and release of all claims against the Company and Released Parties under the federal Age Discrimination in Employment Act (“ADEA”), and Employee further acknowledges and agrees that:

a.
Employee waives all claims under the ADEA knowingly and voluntarily in exchange for the commitments made herein by the Company, and that certain of the benefits provided thereby constitute consideration of value to which the Employee would not otherwise have been entitled;

b.	Employee was and is hereby advised to consult an attorney in connection with this Agreement;

c.	Employee has been given a period of 21 days within which to consider the terms of this Agreement;

d.
Employee may revoke his or her signature on this Agreement for a period of 7 days following the execution of this Agreement, rendering the Agreement null and void. If Employee chooses to revoke this Agreement within the 7 day period, Employee must do so in writing to Robert Bostrom, Abercrombie & Fitch, 6301 Fitch Path, New Albany, OH 43054;

e.	this Agreement is written in plain and understandable language which Employee fully understands;

f.	this Agreement complies in all respects with Section 7(f) of ADEA and the waiver provisions of the federal Older Worker Benefit Protection Act; and

g.	Employee does not waive any rights or claims that may arise after the date the waiver is executed.

8.
Non-Admission. It is understood that this Agreement is, among other things, an accommodation of the desires of each party, and the above-mentioned payments and covenants are not, and should not be construed as an admission or acknowledgment by either party of any liability whatsoever to the other party or any other person or entity.

9.
Return of Property. Employee agrees to immediately return to the Company all Company documents and property in Employee’s possession or control including, but not limited to, Company issued computer(s) and all software, Company issued mobile phones, Company credit cards, security keys and badges, price lists, supplier and customer lists, employee lists, including compensation, salary and benefit information, files, reports, all correspondence both internal and external (memos, letters, quotes, etc.), business plans, budgets, designs, and any and all other property of the Company; and the Company shall promptly return Employee’s personal property and files.

10.
Set-Off. As of the Effective Date, Employee agrees to discontinue use of any Company credit cards and to return to the Company such credit cards. Employee further represents that, as of the Effective Date, that either there are no outstanding balances on Employee’s Company credit cards or that Employee has taken steps to satisfy such outstanding balances. Employee agrees that, to the extent permitted by applicable law, the Company may deduct from and set-off against any amounts otherwise payable to Employee under this Agreement such amounts as may be owed by Employee to the Company, including, without limitation, any outstanding balance for personal debt on Employee’s credit cards as set forth above. Employee shall remain liable for any part of Employee’s payment obligation not satisfied through such deduction and setoff.

11.
Tax Matters. Employee agrees that Employee shall be exclusively liable for payment of any and all taxes due by Employee in connection with the payments received pursuant to this Agreement and agrees to indemnify the Company for any liability incurred because of Employee’s failure to pay such taxes, assessments, reimbursements, or penalties, which may be assessed by any taxing authority in connection with any payments made pursuant to this Agreement (provided that in no event shall this indemnification apply to the Company’s (or any affiliate’s) withholding obligations). Notwithstanding anything in this Agreement to the contrary, the parties hereby agree that it is the intention that any payments or benefits provided under this Agreement shall be exempt from or comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended and any regulations or guidance issued thereunder (“Section 409A”), and this Agreement shall be interpreted accordingly. Each payment from the Effective Date to the Separation Date shall be deemed to be a separate payment for purposes of Section 409A. Any payments hereunder which qualify for the “short-term deferral” exception or any other exception, including the “separation pay exception,” under Section 409A shall be paid under the applicable exception (“409A Exceptions”). In the event that Employee is a “specified employee” of Abercrombie & Fitch Co. (as defined in Section 409A) on the Separation Date, and Employee is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section 409A, then such payment or benefit, as applicable, shall not be paid or provided (or begin to be paid or provided) until the first day of the seventh month following the Separation Date.  The first payment that can be made to Employee following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Section 409A.  Any reimbursement or provision of an in-kind benefit subject to Section 409A shall be paid or provided in accordance with Section 409A, including the following: (i) the amount paid or reimbursed during any calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (ii) payment or reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the benefit may not be subject to liquidation or exchange for another benefit. Nothing in the foregoing shall be construed as prohibiting the Company from making any of the payments described in the Consideration provision of this Agreement to the extent that the aggregate amount paid during the six month period following the Separation Date does not exceed the amount described in Treasury Regulation 1.409A-1(b)(9)(iii)(A).  In addition, solely for purposes of determining the Employee’s rights to payments under this Agreement, any reference to Employee’s termination shall mean Employee’s “separation from service” from the Company within the meaning of Section 409A and Employee will be deemed to have separated from service for purposes of Section 409A on May 31, 2014. Following May 31, 2014, Employee shall not provide services for the Company at a rate in excess of 49% of the average level of bona fide services performed by Employee for the Company over the three-year period preceding the year of Employee’s termination.

12.
Knowing and Voluntary Execution. Each of the parties hereto further states and represents that he, she or it has carefully read the foregoing Agreement and knows the contents thereof, and that he, she or it has executed the same as their own free act and deed. Employee further acknowledges that Employee has been and is hereby advised to consult with an attorney concerning this Agreement and that Employee had adequate opportunity to seek the advice of legal counsel in connection with this Agreement. Employee also acknowledges that Employee has had the opportunity to ask questions about each and every provision of this Agreement and that Employee fully understands the effect of the provisions contained herein upon Employee’s legal rights.

13.
Executed Counterparts. This Agreement may be executed in one or more counterparts, and any executed copy of this Agreement shall be valid and have the same force and effect as the originally-executed Agreement.

14.
Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of Ohio. Any actions or proceedings instituted under this Agreement with respect to any matters arising under or related to this Agreement shall be brought and tried only in the Court of Common Pleas, Franklin County, Ohio.

15.	Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and the Company.

16.
Assignability. With the exception of the Non-Competition and Non-Solicitation provisions, Employee's obligations and agreements under this Agreement shall be binding on the Employee's heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company may, at any time, assign this Agreement or any of its rights or obligations arising hereunder to any party so long as said party expressly agrees to undertake and assume the obligations of the Company under this Agreement. In the event of Employee’s death, any payments of Base Salary shall cease as of the date of Employee’s death and shall not be paid to Employee’s estate. Any payment, benefit or entitlement to Severance or Incentive Compensation Bonus that is due hereunder at the time of Employee’s death shall be paid to Employee’s estate. All other payments, benefits or entitlements shall be paid in accordance with the beneficiary elections Employee has made.

17.
Non-Waiver; Severability. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereof to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18.
Entire Agreement. This Agreement, including Appendix A, constitutes the entire agreement between the parties hereto in respect of the subject matter hereof and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter hereof.

IN WITNESS WHEREOF, the undersigned has hereto set her hand this 13th day of May, 2014.

WITNESSED:

/s/ Nancy Berg	/s/ Leslee Herro
Leslee Herro

IN WITNESS WHEREOF, the undersigned has hereto set her hand this 13th day of May, 2014.

WITNESSED:

/s/ Nancy Berg	/s/ James Bierbower
James Bierbower
Executive Vice President, Human Resources
Abercrombie & Fitch Trading Co.